Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Cathy Maloney, Investor Relations
508-651-6650
cmaloney@bjs.com

BJ’S WHOLESALE CLUB ELECTS EDMOND J. ENGLISH

TO ITS BOARD OF DIRECTORS

July 13, 2006, Natick, MA — BJ’s Wholesale Club, Inc. (NYSE: BJ) today announced the election of Edmond J. “Ted” English to its Board of Directors, effective as of the Company’s board meeting scheduled for September 27, 2006. Mr. English, 53, is the former president and chief executive officer of The TJX Companies, Inc., a position he held from 2000 to 2005.

Commenting on the appointment, BJ’s president and CEO Mike Wedge, said, “We are extremely pleased to welcome Ted English to the BJ’s Wholesale Club Board of Directors. Among his many achievements during his 30 plus years in the retail sector, Ted demonstrated an ability to analyze and apply new and innovative merchandising principles to store operations. His vast retail experience will contribute valuable perspective that will assist management in its strategic decisions.”

Mr. English is a member of the Board of Directors of Citizens Bank of Massachusetts, a member of the Board of Trustees of The Boston Medical Center and a member of the Board of Trustees at Northeastern University. Mr. English has been recognized by numerous civic and not-for-profit organizations for his work in the corporate arena and community. He is a member of the Honorary Board of Directors for the Special Olympics of Massachusetts and a member of the Board of the New England Chapter of Autism Speaks.

The Company also announced that on September 27, 2006, Bert N. Mitchell, 68, a member of BJ’s Board of Directors since 1998, intends to step down from BJ’s Board. Mr. Mitchell is Chairman and CEO of Mitchell & Titus, LLP, the nation’s largest minority-owned CPA firm, which recently announced its intention to join Ernst & Young Global Limited as a member firm. Ernst & Young Global Limited policy proscribes the partners of its members from serving on the boards of public companies.

BJ’s introduced the wholesale club concept to New England in 1984, and has since expanded to become a leading warehouse chain in the eastern United States. The Company currently operates 165 clubs in sixteen states. BJ’s press releases and filings with the SEC are available on the Internet at www.bjsinvestor.com.

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